Exhibit 99.1

News Release
THE BEARD COMPANY
Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116
For Immediate Release

THE BEARD COMPANY

ANNOUNCES RECEIPT OF

CASH SETTLEMENT IN LITIGATION

OKLAHOMA CITY, Oklahoma – June 25, 2009 -- The Beard Company (OTCBB: BRCO) today reported that it has received $825,388, or $0.08 per share, as its share of a Settlement in connection with a lawsuit in the United States District Court for the Northern District of Texas, Case No. CIV:3-03CV0976-L. Pursuant to the Settlement Agreement the terms thereof are confidential.

Herb Mee, Jr., President of The Beard Company, stated: “After more than six years of litigation, we are pleased that this matter has been resolved, that a cash settlement has been received, and that we can move on to more constructive pursuits.”

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses, primarily related to natural resources, that management believes have high growth and/or above-average profit potential and can enhance shareholder value. The Company is involved in oil and gas activities; coal reclamation activities; minerals exploration and development through its Geohedral investment, and e-commerce activities conducted through its starpay™ subsidiary.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s or Beard Dilworth’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks associated with the Company’s business. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com